EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

February 18, 2009	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Holdings Corporation Announces 2008 Results, Affirms Dividend and Provides 2009 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $8.7 million, or $0.35 per share, for the fourth quarter of 2008, compared to net income of $8.6 million, or $0.34 per share, for the same period in 2007.  Net income for the fourth quarters of 2008 and 2007 includes the impact of a loss of $0.01 per share related to discontinued operations.  Net income from continuing operations for the fourth quarter of 2008 was $8.8 million, or $0.36 per share, compared to net income of $8.7 million, or $0.35 per share, for the same period in 2007.

For 2008, UIL reported consolidated net income of $48.1 million, or $1.92 per share, compared to 2007 net income of $44.7 million, or $1.79 per share.  Net income for 2008 and 2007 included a loss from discontinued operations of $0.3 million and $2.0 million, respectively.  Net income from continuing operations for 2008 was $48.4 million, or $1.93 per share, compared to $46.7 million, or $1.87 per share in 2007.

The increase in earnings in 2008 compared to 2007 was primarily due to growth in The United Illuminating Company’s (UI) transmission business.  Transmission earnings increased 88% in 2008 over 2007 earnings, mainly driven by the Middletown-to-Norwalk 345 kilovolt transmission project, which was energized in December 2008.  Growth in earnings from the transmission business was partially offset by a decrease in earnings from the distribution business.

“During the fourth quarter of 2008, the centerpiece of our capital expenditure program over the past few years, the Middletown-to-Norwalk 345 kilovolt project, was placed in operation ahead of the original schedule.  This will bring improved reliability for electric customers in Connecticut and the surrounding regions,” commented James P. Torgerson, UIL’s chief executive officer.  “We are pleased with the performance of our transmission business and look forward to continued growth through our participation in essential transmission projects.”

On February 4, 2009, the Connecticut Department of Public Utility Control (DPUC) issued its final decision in UI’s distribution rate case.  Included in its decision is a $6.13 million distribution revenue requirement increase in 2009, compared to 2008.  The decision provides for an allowed distribution return on equity of 8.75% and a capital structure of 50% equity and 50%

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debt.  The decision implements full decoupling of distribution revenues from sales, provides for a $10.2 million regulatory asset for pension and other postretirement expense, and approves an interest cost tracking mechanism for new debt issuances.  In 2010, the decision increases distribution revenue requirements by approximately $19 million over 2009, and will also provide for changes in pension expense in 2010 compared to 2009.

“Our filing was comprehensive and provided detailed information on the requirements to maintain UI’s financial health and to continue providing quality service to our customers,” commented Torgerson.  “We recognize the difficult economic conditions that our customers and the state face and the challenging issues that the DPUC was required to address.  Our efforts now will be to focus on this DPUC ruling and, within those constraints, reduce our costs in the short-term to the extent possible while continuing to provide the finest possible service to our customers.  Although the decision will provide many challenges, it does allow the company to recover significant increases in pension and uncollectible expenses and employs a full decoupling mechanism.”

With the rate decision now finalized, the Board of Directors has affirmed its commitment to continue to pay the dividend at its current level.

Earnings per share for the fourth quarter and the full year 2008, versus the same periods in 2007, for continuing operations and discontinued operations, are as follows:

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$3.0	$4.1	$27.4	$35.3
Transmission	6.7	4.4	23.7	12.6
Total UI Net Income	$9.7	$8.5	$51.1	$47.9

UIL Corporate	(0.9)	0.2	(2.7)	(1.2)
Total Continuing Operations	$8.8	$8.7	$48.4	$46.7

Discontinued Operations - Xcelecom	(0.1)	(0.1)	(0.3)	(2.0)

Total Net Income	$8.7	$8.6	$48.1	$44.7

Earnings (Loss) per Share ($/share)
UI
Distribution, CTA and Other	$0.12	$0.16	$1.09	$1.41
Transmission	0.26	0.18	0.94	0.51
Total UI	$0.38	$0.34	$2.03	$1.92

UIL Corporate	(0.02)	0.01	(0.10)	(0.05)
Total Continuing Operations	$0.36	$0.35	$1.93	$1.87

Discontinued Operations - Xcelecom	(0.01)	(0.01)	(0.01)	(0.08)

Total UIL Holdings	$0.35	$0.34	$1.92	$1.79

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The United Illuminating Company (UI)

Net income for UI totaled $9.7 million, or $0.38 per share, in the fourth quarter of 2008, compared to net income of $8.5 million, or $0.34 per share, in the same period in 2007.  The increase in earnings in the fourth quarter of 2008 compared to the same period in 2007 was primarily due to growth in the transmission business totaling $2.3 million, or $0.08 per share, and previously approved increases in UI’s distribution rate components.  The increase in earnings in the fourth quarter of 2008 compared to the fourth quarter of 2007 was partially offset by decreases in distribution sales volume of $2.2 million, or $0.05 per share, increases in interest expense from higher borrowings of $1.8 million, or $0.04 per share and a mark-to-market adjustment of non-qualified pension investments of $0.7 million, or $0.03 per share.  Actual kilowatt hour (kWh) sales decreased 4.3% compared to the fourth quarter in 2007.  After adjusting for the impact of weather, retail kWh consumption was 3.4% lower than the fourth quarter of 2007.

For 2008, net income for UI totaled $51.1 million, or $2.03 per share, compared to 2007 net income of $47.9 million, or $1.92 per share.  The increase in earnings was primarily due to growth in the transmission business totaling $11.1 million, or $0.43 per share, and previously approved increases in UI’s distribution rate components.  The earnings improvement year over year was partially offset by decreases in distribution sales volume of $7.4 million, or $0.18 per share, increases in interest expense from higher borrowings of $8.6 million, $0.21 per share, mark-to-market adjustments to non-qualified pension investments of $2.4 million, or $0.10 per share, depreciation expense of $3.2 million, or $0.07 per share and uncollectible expense of $2.0 million, or $0.05 per share.  Actual kWh sales decreased 3.2% compared to 2007.  After adjusting for the impact of weather, retail kWh consumption was 3.7% lower than 2007.

UIL Corporate

UIL Corporate incurred net after-tax costs in the fourth quarter of 2008 of $0.9 million, or $0.02 per share, compared to net income of $0.2 million, or $0.01 per share, in the same period in 2007.  The net change was primarily due to the absence in 2008 of interest income of $0.9 million recorded in the fourth quarter of 2007 related to UIL’s loss carryback claim with the IRS.

For 2008, UIL Corporate incurred net after-tax costs of $2.7 million, or $0.10 per share, compared to net after-tax costs of $1.2 million, or $0.05 per share, in 2007. The larger loss in 2008 was primarily due to increased interest expense due to increased short-term and long-term borrowings.

Discontinued Operations

Xcelecom, Inc.

Xcelecom, whose operating subsidiaries were substantially sold in 2006, reported net after-tax costs of $0.1 million, or $0.01 per share, in the fourth quarter of 2008, compared to net after-tax costs of $0.1 million, or $0.01 per share, in the same period in 2007.  For 2008, net after-tax costs were $0.3 million, or $0.01 per share, compared to net after-tax costs of $2.0 million, or $0.08 per share, in the same period in 2007.  The decrease was primarily due to the absence of additional losses recorded in 2007 relating to the sale of the former subsidiaries.

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Looking Forward

UIL's estimate of earnings from continuing operations for 2009 is $1.80-$2.00 per share. Details of the 2009 earnings estimate for continuing operations are summarized as follows and explained below:

2009 Earnings Expectations

UI
Distribution, CTA & Other	$0.90 - $1.10
Transmission	0.95 - 1.05

Total UI (1)	$1.90 - $2.10

UIL Corporate	(0.12	) - (0.07)

Total Continuing Operations (1)	$1.80 - $2.00

                                          (1)  Not intended to be additive.

The expected growth is primarily in the transmission segment of the regulated utility.  With the Middletown-to-Norwalk project now in service and as a result of the growth in transmission rate base, the transmission business is expected to earn $0.95-$1.05 per share in 2009.  UI expects the transmission business to earn a weighted average return on equity of 12.3% to 12.5% in 2009.

The DPUC’s final order described above will present the distribution business with significant challenges in 2009.  As a result of the rate case decision, together with uncertainty in the general economy as well as capital markets, UI will carefully manage operations and maintenance expenses and its capital program and continually monitor the availability and cost of debt and equity funding.  Even with diligent short-term action, UI expects that it will be a challenge to meet the distribution business 8.75% allowed return on equity.

 In addition, CTA earnings are expected to decline as rate base continues to amortize.  Distribution, CTA and other earnings, which include various below-the-line incentives, are expected to be in the range of $0.90-$1.10 per share in 2009.

UIL currently anticipates issuing $75-$100 million in external equity during 2009, depending upon equity market conditions, to finance UI’s capital program along with an equity contribution to GenConn in 2010.  Based upon current estimates, UIL expects that even with dilution from an equity issuance 2009 earnings would fall within the ranges noted above.

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Fourth Quarter and Full Year 2008 Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a web cast conference call with financial analysts, February 19, 2009 beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.

Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS for UIL Holdings between the current and prior periods.  The amounts presented show the EPS from continuing operations and discontinued operations where applicable for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the income from continuing operations and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis.  The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP-basis presentation.

UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another.  UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, conditions in the debt and equity markets, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, timing, markets, products, services, and prices of the Corporation’s subsidiaries.  The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and

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Exchange Commission.  Forward–looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the fourth quarter and full year 2008:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating Revenues
Utility	$219,086	$221,839	$947,940	$981,004
Non-utility	163	245	780	995
Total Operating Revenues	219,249	222,084	948,720	981,999
Operating Expenses
Operation
Purchased power	93,355	102,864	424,245	516,487
Operation and maintenance	52,147	58,808	212,621	207,585
Transmission wholesale	12,480	8,856	46,368	32,763
Depreciation and amortization	23,411	24,370	101,129	90,370
Taxes - other than income taxes	12,012	10,433	50,230	44,629
Total Operating Expenses	193,405	205,331	834,593	891,834
Operating Income	25,844	16,753	114,127	90,165

Other Income and (Deductions), net	(2,914)	2,334	3,339	12,896

Interest Charges, net
Interest on long-term debt	8,041	7,036	29,564	23,382
Other interest, net	1,048	88	2,858	1,502
	9,089	7,124	32,422	24,884
Amortization of debt expense and redemption premiums	433	433	1,730	1,662
Total Interest Charges, net	9,522	7,557	34,152	26,546

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	13,408	11,530	83,314	76,515

Income Taxes	4,612	3,475	34,724	30,512

Income Before Equity Earnings and Discontinued Operations	8,796	8,055	48,590	46,003
Income (Loss) from Equity Investments	26	635	(205)	690
Income from Continuing Operations	8,822	8,690	48,385	46,693
Discontinued Operations, Net of Tax	(70)	(135)	(237)	(1,996)

Net Income	$8,752	$8,555	$48,148	$44,697

Average Number of Common Shares Outstanding - Basic	25,159	25,012	25,114	24,986
Average Number of Common Shares Outstanding - Diluted	25,477	25,288	25,477	25,299

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.36	$0.35	$1.93	$1.87
Discontinued Operations	(0.01)	(0.01)	(0.01)	(0.08)
Net Earnings	$0.35	$0.34	$1.92	$1.79

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.35	$0.35	$1.90	$1.85
Discontinued Operations	(0.01)	(0.01)	(0.01)	(0.08)
Net Earnings	$0.34	$0.34	$1.89	$1.77

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.728	$1.728

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UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	December 31,	December 31,
(thousands of dollars)	2008	2007
ASSETS
Current assets	$250,526	$243,414
Current assets of discontinued operations held for sale	4,537	4,490
Property, plant and equipment, net	1,073,588	878,366
Regulatory assets	725,261	616,966
Other long-term assets	29,274	32,598
Total Assets	$2,083,186	$1,775,834

LIABILITIES AND CAPITALIZATION
Current liabilities	$363,819	$305,816
Current liabilities of discontinued operations held for sale	5,467	5,040
Noncurrent liabilities	304,292	142,562
Deferred income taxes	298,824	313,812
Regulatory liabilities	87,174	64,996
Total Liabilities	1,059,576	832,226

Net long-term debt	549,031	479,317
Net common stock equity	474,579	464,291
Total Capitalization	1,023,610	943,608

Total Liabilities and Capitalization	$2,083,186	$1,775,834

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